SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 4

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MOSYS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE (State of incorporation or organization)	77-0291941 (I.R.S. Employer Identification No.)

3301 Olcott Street, Santa Clara, CA 95054
(Address of principal executive offices)   (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Not Applicable	Not Applicable

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: 333-43122

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.01 par value per share,

Series AA Preferred Stock, $0.01 par value per share

(Title of Class)

Explanatory Note

This Amendment No. 4 amends and supplements the Registration Statement on Form 8-A filed by MoSys, Inc. (the “Company”) on June 26, 2001, as amended by Amendment No. 1 to the Registration Statement on Form 8-A/A filed by the Company on December 22, 2004, Amendment No. 2 to the Registration Statement on Form 8-A/A filed by the Company on November 12, 2010 and Amendment No. 3 to the Registration Statement on Form 8-A/A filed by the Company on July 27, 2011, relating to the registration of (1) common stock with certain rights to purchase Series AA Preferred Stock and (2) Series AA Preferred Stock (the “Form 8-A”).

Item 1.   Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

On May 18, 2012, the Company entered into Amendment No. 2 to Rights Agreement (the “Amendment”) with Wells Fargo Bank, N.A., as Rights Agent (the “Rights Agent”).  The Amendment amends the Rights Agreement, dated November 10, 2010, between the Company and the Rights Agent (as amended, the “Rights Agreement”) in order to remove the exceptions to the 15% beneficial ownership limitation for Artis Capital Management, L.P. and several affiliated entities and a related individual that had been incorporated into the Rights Agreement through Amendment No. 1 to Rights Agreement, dated July 22, 2011, between the Company and the Rights Agent.

The description of the Amendment under this Item 1 is qualified in its entirety by reference to the full text of Amendment No. 2 to Rights Agreement, which is attached as Exhibit 4.2.4 to the Current Report on Form 8-K filed by the Company on May 24, 2012 and is incorporated herein by reference.

Item 2.   Exhibits.

4.2.4                     Amendment No. 2 to Rights Agreement, dated May 18, 2012, by and between the Company and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.2.4 to the Current Report on Form 8-K filed on May 24, 2012).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: May 24, 2012	MOSYS, INC.

	By	/s/ James W. Sullivan
James W. Sullivan
Vice President of Finance and Chief Financial Officer

EXHIBIT INDEX

4.2.4                     Amendment No. 2 to Rights Agreement, dated May 18, 2012, by and between the Company and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.2.4 to the Current Report on Form 8-K filed on May 24, 2012).